Exhibit 10.19

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made effective on the Effective Date set forth below between Vitro Diagnostics, Inc., a Nevada Corporation (the “Company”) and Jack Zamora (“Executive”).

WITNESETH :

WHEREAS, the Company wishes to engage the services of Executive in the position of President and Chief Executive Officer of the Company on the terms and conditions set forth below; and

WHEREAS, Executive and Company wish to enter into this Agreement regarding the terms of Executive’ s employment which shall become effective upon the date of last execution of this Agreement (the “Effective Date”).

NOW, THEREFORE, in consideration of the premises and mutual promises set forth herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:

I. Engagement: Duties. The Company hereby engages Executive effective as of the Effective Date as its President and Chief Executive Officer. Executive ‘ s principal area of responsibility, subject to modification by the Company, shall be to serve as the Chief Executive Officer with all the duties and responsibilities customarily associated with this position. Executive will report to and shall be under the supervision of the Board of Directors (the “Board”). Executive will become Chairman of the Board once his duties as Chief Executive Officer become full time. His job duties will include management of all technical aspects of the operations of the Company, including research and development, manufacturing and marketing. He will assume all executive and presidential responsibilities of the Company including business development and sales and marketing responsibilities amongst others.

2. Board Membership. The Company’s Board has resolved to admit Executive as a member of the Board of the Company for the Term of this Agreement. Executive will serve on the Board without any additional compensation. Executive may resign or may otherwise be removed from the Board in accordance with the Bylaws of the Company.

3. Best Efforts. Executive agrees to use his best efforts to promote the interests of the Company and shall, except for illness, reasonable vacation periods and leaves of absence, devote two to three days of a business week (“Part Time Schedule”) of his time and energies to the business and affairs of the Company. Executive may perform his duties under this Agreement from any location approved by the Board, including the Company’ s office. Executive shall be permitted to continue to manage and participate in his outside businesses specifically as Jack Zamora MD (“Cosmetic Clinic”); Infinivive MD, LLC; and other business and investments that are not competitive with Company provided that those activities do not interfere with his activities on behalf of the Company. Company acknowledges and agrees that the Cosmetic Clinic and lnfinivive MD, LLC are not competitive with Company. Executive may also engage in work for charitable, benevolent, civic or educational purposes so long as such endeavors do not interfere with Executive’ s duties hereunder. Executive, in his discretion, may increase his services to the Company from a Part-Time Schedule to five (5) days per week (“Full Time Schedule”) in the future.

Jack Zamora MD C.E.O. Employment Agreement with Vitro Diagnostics, Inc.

4. Term of Agreement. The term of this Agreement shall commence on the Effective Date and shall continue, unless earlier terminated in accordance with the terms of Section 6 of this Agreement, for a period of five years (the “Initial Term”). The Initial Term shall be extended automatically for an additional one-year periods (each, a “Renewal Term”) unless either party gives notice to the other that this Agreement will not be extended at least ninety (90) days prior to the expiration of the Original Term or any Renewal Term (a “Non-Renewal Notice”). This Agreement shall commence on the Effective Date and continue until termination by non-renewal by either party or in accordance with Section 6 (the “Term”).

5. Compensation and Benefits.

5.1 Base Salary.

5.1.1 1 For the Initial Term, Executive’s Base Salary shall be comprised of two components: (i) quarterly Gross Revenues multiplied by five percent (5%), plus (ii) the quarterly average daily amount of cash on hand (multiplied by five percent (5%) together, “Base Salary”), Company will pay Executive’s Base Salary monthly based upon the Gross Revenues and cash on hand from the prior quarter. For clarity, and by way of example only, on the first day of each quarter, Company shall add together the annualized quarterly Gross Revenue of the prior quarter (e.g., ($250,000 X 4 = $ 1,000 ,000 of annualized revenues) and the average daily amount of cash on hand of the prior quarter (e.g., $2,000,000)(sum of $3,000,000), multiply that total by 5% ($3,000,000 x 5% = $150,000) and then divide by four quarters ($200,000/4 = $37,500). By the fifth (5th ) day of each month of the subsequent quarter, Company shall pay Executive a Base Salary (payment of $12,500 in this example) each month for that calculated quarter. Executive’ s Base Salary amount from the Effective Date to December 31, 2020 shall be calculated as set forth herein and prorated based upon the Effective Date. Appendix A attached shows the calculations for various hypothetical scenarios. The base salary calculated based on the formulae above and as attached as Appendix A shall be capped at the targeted base compensation of $500,000 per annum for the term of the agreement, unless revised by the Board.

As used herein, “Gross Revenues” shall mean all revenue of any kind which accrues or is owed to the Company during the each fiscal year and is derived from any source, including but not limited to the sale or use of products, sale or license of intellectual property or services of the Company and capital investment.

Jack Zamora MD C.E.O. Employment Agreement with Vitro Diagnostics, Inc.

5.2 Bonuses and Stock Options

5.2.1 Annual Bonus. In addition to the Base Salary described in section 4.1 (above), Executive shall be entitled to receive an annual bonus equal to ten percent (10%) of the Company’s Adjusted EBITDA for the preceding fiscal year (“Annual Bonus”), payable to Executive on or before March 15 of the immediately subsequent year. For purposes of this Agreement, “Adjusted EBITDA” shall be determined in accordance with Generally Accepted Accounting Principles consistently applied. It is agreed that the bonus provided for in this Section 5.2(a) shall be capped at $500,000 per year.

5.2.2 Stretch Bonus. Executive shall also be entitled to receive a one-time stretch bonus (“Stretch Bonus”) (i) equal to 2.5% of the value of a sale transaction (“Transaction”) which the Company approves and consummates within the five year period commencing on the Effective Date of this Agreement, which Transaction is valued at more than $500 million up to $1 billion; or (ii) equal to 5% of the value of a Transaction which the Company approves and consummates within the five year period commencing on the Effective Date of this Agreement, which Transaction is valued at more than $1 billion.

(a)	For the purposes of this Agreement, a Transaction is defined as any one of the following transactions:

(i)	A sale or other disposition of the Company’s equity securities representing more than 50% of the then-outstanding voting securities entitled to vote in the election of directors to any Person (as defined herein) that is then not an Affiliate (as defined herein) of the selling party;

(ii)	A merger, consolidation, or reorganization of the Company;

(iii)	The direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Company to any Person that is not an Affiliate of the selling party; or

(iv)	Any other transaction the intent of which may reasonably and equitably be construed to effect a result substantially equivalent to that described in paragraphs (a), (b) or (c) above, as determined in the sole and absolute discretion of the Board of the Company.

(b)	As used herein, “Person” means any individual, corporation, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity. “Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person, where “control” is defined as the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Jack Zamora MD C.E.O. Employment Agreement with Vitro Diagnostics, Inc.

(c)	For the purposes of this Agreement, the value of a Transaction shall be determined as follows:

(i)	The total proceeds and other consideration received by the Company and/or its shareholders upon the consummation of the Transaction including cash, securities or notes, and including payments received in installments; or the total proceeds and other consideration paid by the Company upon the consummation of the transaction, including cash, securities or notes, and including payments received in installments.

(ii)	If a portion of such consideration includes contingent payments (whether or not related to future earning or operations), aggregate consideration will be paid as the Company or its shareholders issue or receive payment, but not in advance of receiving same.

(iii)	In the event that the aggregate consideration for the Transaction consists in whole or in part of securities , for the purpose of calculating the amount of aggregate consideration, the value of such securities will be the average bid of closing prices for five (5) consecutive days preceding the consummation of the Transaction or, in the absence of a public trading market thereof, the fair market value thereof as the Company and Executive agree on the day preceding the consummation of the Transaction.

(d)	The stretch bonus shall be payable by the Company within thirty (30) days following the consummation of the Transaction and shall be payable, at the option of the Company, in either cash or shares of Company Common Stock, or a combination thereof, as applicable depending on the nature of the Transaction. If the Company elects to pay the stretch bonus in shares of Common Stock, the Common Stock shall be valued at the twenty (20) day VWAP of the Common Stock as quoted on its Principal Trading Market.

5.2.3 Stock Options. Stock options shall be granted to the Executive upon execution of this Agreement exercisable to purchase up to Five Million (5,000,000) shares of the Company’ s common stock at an exercise price of $0.50 cents per share (the “Options”). The Options will be Non-Qualified Stock Options. Except as otherwise provided in this Agreement, the Options will vest at the rate of One Million (1,000,000) options per year for five (5) years subject to Executive’s continuing service to the Company. The Options will have a cashless exercise provision. These Options shall be exercisable for a period of ten (10) years from the date of grant beginning with the date of vesting. The Company also agrees that all Options as provided herein shall immediately vest in the Executive upon a Change in Control of the Company as defined below. The Options grant shall be governed by the applicable award agreement, which shall be in substantially the same form as Exhibit B including without limitation the vesting and exercisability provisions set forth therein.

5.3 Benefits. When Executive elects to work a Full Time Schedule for the Company, Executive shall be entitled to participate in all benefit programs established by the Company and generally applicable to the Company’ s executive employees and full-time employee. At any time during the Term, Executive shall be reimbursed for reasonable and necessary business expenses incurred in the course of his employment with the Company pursuant to Company policies as established from time to time.

Jack Zamora MD C.E.O. Employment Agreement with Vitro Diagnostics, Inc.

6. Termination of Employment Relationship.

6.1 Death or Disability. This Agreement shall terminate immediately upon the death or Disability of Executive, and in such event, the Executive shall have no further claim against the Company for compensation or benefits hereunder except as provided herein. “Disability” means a physical or mental incapacity of Executive that has prevented the Executive from performing the duties customarily assigned to the Executive for one hundred and eighty (180) calendar days, whether or not consecutive, out of any twelve (12) consecutive months and that in the opinion of the Board or any committee thereof, acting on the basis of a written opinion from a duly qualified medical practitioner, is likely to continue to a similar degree. Upon request, such written opinion shall be provided to Executive or his authorized representative(s) no later than ten (10) days from the date requested.

6.2 Termination by the Company for “Cause” . This Agreement may be terminated by the Company for “Cause” and, in such event, this Agreement and Executive’ s employment with the Company shall terminate on the termination date designated by the Company. Provided, however, prior to the effective date of termination, the Company shall provide written notice to Executive describing in reasonable detail the for “Cause” reason for termination and provide Executive an opportunity to appear before the Board (with or without counsel) to discuss the circumstances constituting the “Cause·”. For the purpose of this paragraph, “Termination for Cause” or “Cause” shall include the following:

6.2.1 Willful misconduct or gross negligence in the performance of any of Executive’s duties to the Company, which creates a demonstrative material and adverse effect on the business, reputation or financial condition of the Company, and if capable of being cured, is not cured to the reasonable satisfaction of the Board within thirty (30) days after Executive receives from the Board written notice of such willful misconduct or gross negligence;

6.2.2 The commission of any crime (whether or not a felony) involving fraud, theft, breach of trust or similar acts, whether of the United States or any state thereof to which the Executive may be subject; or

6.2.3 Any material breach of Section 7 of this Agreement, and if capable of being cured, is not cured to the reasonable satisfaction of the Board within thirty (30) days after Executive receives from the Board written notice of such breach.

Jack Zamora MD C.E.O. Employment Agreement with Vitro Diagnostics, Inc.

6.3 Resignation by Executive Without Good Reason. Executive may terminate this Agreement and the Executive’s employment with the Company at any time and without Good Reason (defined below) by providing the Company with at least two (2) months of notice in writing or by electing not to renew the Term after the expiration of the Initial Term or any subsequent Renewal Term, as applicable. If, upon receipt of the Executive’s resignation or Non-Renewal Notice (or any later date during such notice period), the Company terminates the Executive’s employment before the date the resignation was to be effective, the Company shall, in full satisfaction of its obligations to the Executive: (a) pay the Executive’ s Base Salary and vacation pay accrued until the date the resignation was to be effective up to a maximum of three months; and (b) reimburse the outstanding expenses properly incurred by the Executive until the date the Executive’s employment ceases and submitted for reimbursement.

6.4 Termination by the Company without Cause or Resignation by Executive for Good Reason. The Company may terminate the Executive’s employment at any time without Cause, on providing thirty (30) days’ written notice to the Executive, or by electing not to renew the Term after the expiration of the Initial Term or any subsequent Renewal Term, as applicable. Executive may elect not to renew the Term after the expiration of the Initial Term or any subsequent Renewal Term for “Good Reason” or terminate this Agreement at any time for “Good Reason”. For purposes of this paragraph, Good Reason shall mean:

6.4.1 Any removal of the Executive from or failure to re-elect the Executive as President and Chief Executive Officer without his consent, except in connection with termination of the Executive pursuant to Section 6.1 or 6.2 hereof;

6.4.2 A reduction in the Executive’s compensation, or any other material failure of the Company to comply with Section 5 (Compensation) hereof;

6.4.3 The assignment to the Executive of duties materially different than the duties assigned to the Executive hereunder or a material diminution in the Executive’ s title, status, seniority, reporting relationship, responsibilities or authority;

6.4.4 Any change in the situs of the Company’ s principal offices and facility of requiring the Executive to travel more than 50 miles each way more than two times per week;

6.4.5 Other material breach of this Agreement by the Company; or

6.4.6 Change in Control of the Company. As used herein, a “Change in Control” means the occurrence of any of the following after the Effective Date:

(a)	any merger or consolidation of the Company with or into another entity (other than any such merger or consolidation in which the shareholders of the Company immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the outstanding capital stock or other ownership interests in the surviving corporation);

(b)	any sale, transfer, or other disposition, in a single transaction or series of related transactions. of all or substantially all of the assets of the Company;

Jack Zamora MD C.E.O. Employment Agreement with Vitro Diagnostics, Inc.

(c)	any other transaction or series of related transactions pursuant to which a single person or entity (or group of affiliated persons or entities) acquires from the Company or its shareholders a majority of the voting power of the outstanding capital stock or other ownership interest in the Company; or

(d)	a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by seventy-five percent (75%) of the Board before the date of appointment or election.

6.5 Payment Upon Termination under Sections 6.1 6.2 and 6.3.

6.5.1 If this Agreement is terminated by the Company for Cause pursuant to Section 6.2 or in the event of Executive’s death or Disability as set forth in Section 6.1 or Executive resigns without Good Reason or does not renew this Agreement upon expiration of the Initial Term or a Renewal Term. as applicable, pursuant to Section 6.3, Company shall (i) pay the Executive’s Base Salary and vacation pay accrued. if applicable, until the date the Executive’s employment terminates; and (ii) reimburse the outstanding expenses properly incurred by the Executive until the date the Executive’s employment terminates and submitted for reimbursement. In such circumstances, Executive shall be ineligible for any Annual Bonus for the year of termination, and any entitlements in respect of equity-based awards shall be governed by the terms and conditions of the applicable equity award plan, any other applicable plan and the applicable award agreement; provided, however, that in the event of death or Disability, Executive shall be entitled to a bonus payment calculated in accordance with Section 6.6.1(iii) below.

6.6 Payment Upon Termination under Section 6.4. In the event that Executive resigns with Good Reason or the Company terminates Executive’s employment without Cause or by electing not to renew this Agreement, the Company shall (i) pay the Executive ‘ s Base Salary and vacation pay accrued, if applicable, ~~until~~ for the ~~date~~ remainder of the term of the Executive’ s employment ~~terminates~~ pursuant to this Agreement; and (ii) reimburse the outstanding expenses properly incurred by the Executive until the date the Executive’s employment terminates and submitted for reimbursement; (iii) pay Executive an amount equal to the average of Executive’s Annual Bonuses (as contemplated by Section 5.2.2 herein) for the two years immediately preceding Executive’ s termination under this subsection 6.6.1, payable in a lump sum no later than thirty (30) days from the date of termination (iv) pay Executive the Stretch Bonus if the termination under Section 6.4 occurs within one (I) year from the date that a Transaction is consummated. In addition, all Options granted to Executive shall be deemed fully vested and exercisable for the remaining term of such Options.

Jack Zamora MD C.E.O. Employment Agreement with Vitro Diagnostics, Inc.

6.7 280G.

6.7.1 Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any interest or penalties with respect to such excise tax (collectively, the “Excise Tax”), then the Company shall pay to the Executive, no later than the time the Excise Tax is required to be paid by the Executive or withheld by the Company, an additional amount (the “Gross-up Payment”) equal to the sum of the Excise Tax payable by the Executive, plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax and any income and employment taxes imposed on the Gross-up Payment)) that he would have been in if the Executive had not incurred any tax liability under Section 4999 of the Code.

6.7.2 Any determination required under this Section 6.7 shall be made in writing in good faith by the accounting firm which was the Company’s independent auditor immediately before the Change in Control (the “Accountants”), which shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. Company and the Executive shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6.7. For purposes of making the calculations and determinations required by this Section 6. 7, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on the Company and the Executive. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Section 6.7.

6.7.3 In light of the uncertainty in applying Section 4999 of the Code, if it is subsequently determined that the Gross-up Payment is not sufficient to put the Executive in the same after-tax position (taking into account any and all applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax and such taxes imposed on the Gross-up Payment)) that he would have been in if the Executive had not incurred the Excise Tax, then the Company shall promptly pay to or for the benefit of the Executive such additional amounts necessary to put the Executive in the same after-tax position that he would have been in if the Excise Tax had not been imposed. In the event that a written ruling of the Internal Revenue Service (IRS) is obtained by or on behalf of the Company or the Executive , which provides that the Executive is not required to pay, or is entitled to a refund with respect to, all or a portion of the Excise Tax, then the Executive shall reimburse the Company in an amount equal to the Gross-up Payment, less any amounts which remain payable by or are not refunded to the Executive , within thirty (30) days of the date of the IRS determination or the date the Executive receives the refund, as applicable. Executive and Company shall reasonably cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for the Excise Tax.

Jack Zamora MD C.E.O. Employment Agreement with Vitro Diagnostics, Inc.

6.8 Survival. The provisions of this Section 6 shall survive the termination of this Agreement and the termination of Executive’s employment.

7. Non-Competition Agreement.

7. I Competition; Confidential Information. The Executive and the Company recognize that due to the nature of his engagements hereunder, and the relationship of the Executive to the Company, the Executive has had access to and has acquired, will have access to and will acquire, and has assisted in and may assist in developing, confidential and proprietary information relating to the business and operations of the Company and its affiliates, including, without limiting the generality of the foregoing, information with respect to their present and prospective products, systems, customers , agents , processes, and sales and marketing methods. The Executive acknowledges that such information has been and will continue to be of central importance to the business of the Company and its affiliates and that disclosure of it to or its use by others could cause substantial loss to the Company. The Executive and the Company also recognize that an important part of the Executive’s duties will be to develop goodwill for the Company and its affiliates through his personal contact with customers, agents and others having business relationships with the Company and its affiliates, and that there is a danger that this good will, a proprietary asset of the Company and its affiliates, may follow the Executive if and when his relationship with the Company is terminated. Executive acknowledges that his services to be rendered hereunder have a unique value to the Company, for the loss of which the Company cannot be adequately compensated by damages in an action at law.

7.2 Non-Competition. In view of the unique value to the Company of the services of Executive, and because of the Confidential Information to be obtained by or disclosed to Executive, and as a material inducement to the Company to enter into this Employment Agreement and to pay to Executive the compensation referred to in Paragraph 4 hereof, Executive covenants and agrees that:

7.2.1 While Executive is employed by the Company and for a period of two (2) years thereafter (the “Non- Competition Period”) Executive will not, either personally, as an officer, director, owner, manager, member, principal, partner, executive, agent, distributor, representative , stockholder, consultant or otherwise, or with or through any other person or entity operate or participate in any business which is directly competitive with the Company nor will Executive, during the Non-Competition Period and for a period of one (I) year thereafter, directly or indirectly solicit any person who has been a customer of the Company during the period of one (I) year prior to the termination of employment. This non-competition clause shall apply in the geographic territory comprised of the entire United States and any other geographic area in which the Company is actively engaged in business on the date Executive’s employment terminates. Executive acknowledges that Executive has special knowledge of the business of the Company and that this non-competition/non-solicitation agreement is reasonable in terms of its scope and duration. The covenants contained in this Section 7.2.1 do not apply to the rights of Executive as set forth in the Exclusive Supply Agreement Between Vitro and Jack Zamora dated May 8, 2018.

Jack Zamora MD C.E.O. Employment Agreement with Vitro Diagnostics, Inc.

7.2.2 Nothing in this Section 6.2 shall be construed to prevent the Executive from owning, as an investment, not more than five percent (5%) of a class of equity securities issued by any competitor of the Company or its affiliates and publicly traded and registered under Section 12 of the Securities Exchange Act of 1934.

7.3 Trade Secrets. The Executive will keep confidential any trade secrets or confidential or proprietary information of the Company and its affiliates which are now known to him or which hereafter may become known to him as a result of his employment or association with the Company and shall not at any time directly or indirectly disclose any such information to any person, firm or corporation, or use the same in any way other than in connection with the business of the Company or its affiliates during and at all times after the expiration of or termination of this Agreement. For purposes of this Agreement, “trade secrets or confidential or proprietary information” means information unique to the Company or any of its affiliates which has a significant business purpose and is not known or generally available from sources outside the Company or any of its affiliates or typical of industry practice. Trade secrets or confidential or proprietary information may include information with respect to the Company’s personnel records, present and prospective products, systems, customers, agents, processes, and sales and marketing methods.

7.4 Patents. The Executive will assign to the Company exclusive rights to any patents awarded to him on the basis of ideas developed and reduced to practice by the Executive for the Company or its affiliates during the Term of Employment that are developed as part of Executive’ s services under this Agreement.

7.5 Injunctive Relief. It is agreed that Executive’ s services are unique, and that any breach or threatened breach by Executive of any provisions of this Section 7 may not be remedied solely by damages. Accordingly, in the event of a breach or threatened breach by Executive of any of the provisions of this Section 7, the Company shall be entitled to injunctive relief, restraining Executive from engaging in any activity which would constitute a breach of this Section 7. Nothing herein, however, shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages.

7.6 Survival. The provisions of this Section 7 shall survive the termination of this Agreement and the termination of Executive’ s employment.

8. Section 409A.

8.1. This Agreement is intended to comply with Section 409A of the Code, as amended (“Section 409A”) and shall be construed accordingly. It is the intention of the Parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Section 409A. To the extent such potential payments or benefits are or could become subject to Section 409A, the Parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax or interest being imposed; provided, however, that no such amendment shall materially increase the cost to, or impose any liability on Company with respect to any benefits contemplated or provided hereunder. Executive shall, at the request of Company, take any reasonable action (or refrain from taking any action), required to comply with any correction procedure promulgated pursuant to Section 409A.

Jack Zamora MD C.E.O. Employment Agreement with Vitro Diagnostics, Inc.

8.2. If a payment that could be made under this Agreement would be subject to additional taxes and interest under Section 409A, Company in its sole discretion may accelerate some or all of a payment otherwise payable under the Agreement to the time at which such amount is includible in the income of Executive, provided that such acceleration shall only be permitted to the extent permitted under Treasury Regulation§ l.409A-3U)(4)(vii) and the amount of such acceleration does not exceed the amount permitted under Treasury Regulation § I .409A-3(j)(vii).

8.3. No payment to be made under this Agreement shall be made at a time earlier than that provided for in this Agreement unless such payment is (i) an acceleration of payment permitted to be made under Treasury Regulation § I .409A-3(iX4) or (ii) a payment that would otherwise not be subject to additional taxes and interest under Section 409A.

8.4. The right to each payment described in this Agreement shall be treated as a right to a series of separate payments and a separately identifiable payment for purposes of Section 409A.

8.5. For purposes of Section 6 of this Agreement, “termination” (or any similar term) when used in reference to Executive’s employment shall mean “separation from service” with Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder, and Executive shall be considered to have terminated employment with Company when, and only when, Executive incurs a “separation from service” with Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.

8.6. If Executive qualifies as a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and would receive any payment sooner than six (6) months after Executive’s separation from service that, absent the application of this Section 18(t), would be subject to additional tax imposed pursuant to Section 409A as a result of such status as a specified employee, then such payment shall instead be payable on the date that is the earliest of (i) six (6) months after Executive’s separation from service, (ii) Executive’s death, or (iii) such other date as will not result in such payment being subject to such additional tax.

8.7. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

Jack Zamora MD C.E.O. Employment Agreement with Vitro Diagnostics, Inc.

9. Indemnification. The Company shall indemnify the Executive to the maximum extent that its officers, directors and employees are entitled to indemnification pursuant to the Company’s certificate of incorporation, bylaws, and any indemnification agreements then in force, subject to applicable law. The Executive shall also be covered as an insured under any contract of directors and officers’ liability insurance to the same extent as such contract covers members of the Board. The Executive’s rights under this Section 9 shall survive any termination or expiration of this Agreement and any termination of the Executive’s employment for all periods thereafter during which the Executive may be subject to liability for any acts or omissions occurring during his employment or service as a member of the Board that is otherwise subject to indemnification and cove rage under directors and officers’ liability insurance.

10. Miscellaneous.

10.1. Assignability. Executive may not assign his rights and obligations under this Agreement without the prior written consent of the Company, which consent may be withheld for any reason or for no reason. This Agreement and all of its rights, privileges, and obligations will be binding upon the parties and all successors and agreed to assigns thereof.

10.2. Severability. In the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable, the remaining provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. Without limiting the generality of the foregoing, in the event that any provision of Paragraph 6 relating to time period and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas(s) such court deems enforceable, said time period and/or area(s) of restriction shall be deemed to become, and thereafter be, the maximum time period and/or area for which such are enforceable.

10.3. Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to Executive’s employment as President and Chief Executive Officer of the Company, and supersedes all prior agreements or understandings among the parties hereto with respect to Executive’ s employment as President and Chief Executive Officer of the Company.

10.4. Amendments. This Agreement shall not be amended or modified except by a writing signed by both parties hereto.

10.5. Waiver. The failure of either party at any time to require performance of the other party of any provision of this Agreement shall in no way affect the right of such party thereafter to enforce the same provision, nor shall the waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other or subsequent breach, or as a waiver of the provision itself.

10.6. Choice of Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado without regard to the conflict of laws of such State.

Jack Zamora MD C.E.O. Employment Agreement with Vitro Diagnostics, Inc.

10.7. Binding Agreement. This Agreement shall be effective as of the date hereof and shall be binding upon and inure to the benefit of the Executive, his heirs, personal and legal representatives, guardians and permitted assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon any successor or assignee of the Company.

10.8. Headings. The headings or titles in this Agreement are for the purpose of reference only and shall not in any way affect the interpretation or construction of this Agreement.

10.9. Legal Fees. Within thirty (30) days of the Effective Date, the Company agrees to pay the legal expenses of Executive in the negotiation and preparation of this Agreement and its exhibits, not to exceed $7,500.

10.10. Arbitration. Any dispute between the Company and the Executive with respect to this Agreement shall be submitted to binding arbitration in Jefferson County, Colorado pursuant to the rules of the American Arbitration Association then in effect and before an arbitrator fully licensed and authorized by any and all applicable rules, statutes, regulations or the like to hear such cases in the State of Colorado. The arbitrators shall have the power to award any legal or equitable remedies that would be available in proceedings conducted before a state or federal court of competent jurisdiction in Colorado. The arbitrators shall have the power to award to the substantially prevailing party in any arbitration such party’s reasonable attorneys ‘ fees and costs incurred in such arbitration against the losing party as set forth in Section 7.14 of this Agreement. Judgment on the award of the arbitrators may be entered in any court of competent jurisdiction. All arbitration proceedings and the results thereof shall be confidential, except to the extent that any party is required to make disclosure concerning such proceedings under applicable law.

10.11. No Conflict. The Executive represents and warrants that he is not subject to any agreement, order, judgment or decree of any kind which would prevent him from entering into this Agreement or performing fully his obligations hereunder.

10.12. Survival. The rights and obligations of the parties shall survive the Term of Employment to the extent that any performance is required under this Agreement after the expiration or termination of such Term of Employment.

10.13 .. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

10.14. Notices. Any notice to be given hereunder by either party to the other may be affected in writing by personal delivery, or by mail, certified with postage prepaid, or by overnight delivery service. Notices sent by mail or by an overnight delivery service shall be addressed to the parties at the addresses appearing following their signatures below, or upon the employment records of the Company but either party may change its or his address by written notice in accordance with this paragraph.

10.15. Opportunity to Consult Counsel. The Parties hereto represent and agree that, prior to executing this Agreement, each has had the opportunity to consult with independent counsel concerning the terms of this Agreement.

10.16 .. Attorney Fees. In the event of any dispute, arbitration, litigation between the Parties or proceeding before any court of competent jurisdiction, the substantially prevailing party shall be entitled to an award of reasonable attorney fee, costs, and expenses against the losing party.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

Jack Zamora MD C.E.O. Employment Agreement with Vitro Diagnostics, Inc.

IN WITNESS WHEREOF, the parties hereto have properly and duly executed this Agreement as of the date first written above.

THE COMPANY:		EXECUTIVE:

Vitro Diagnostic Inc,

By:	/s/ James R. Musick	By:	/s/ Jack Zamora

Printed Name:	James R. Musick	Printed Name:	Jack Zamora, MD

Title:	CEO

Date:	12-1-2020	Date:	11-30-20

Address for Jim
Notices 4621 Technology Drive Golden Co 80122

Address for Jack
Notices [***]

Jack Zamora MD C.E.O. Employment Agreement with Vitro Diagnostics, Inc.